EXHIBIT 99.1

K12 Inc. Appoints Fredda J. Cassell to Board of Directors

HERNDON, Va., May 13, 2014 (GLOBE NEWSWIRE) -- K12 Inc. (NYSE:LRN), a technology-based education company, today announced the appointment of Fredda J. Cassell to its Board of Directors.

Ms. Cassell, a former senior partner at PricewaterhouseCoopers LLP (PwC), is an experienced and accomplished business leader. Recently retired, she spent her entire 32 year professional career with PwC including 20 years as a Partner. She has deep expertise working with senior management of both public and private multinational companies in many industries, dealing extensively with complex technical accounting matters, acquisitions and divestitures, initial public offerings, financial reporting, and internal control over financial reporting.

In addition to serving as a Risk Management Partner, Ms. Cassell served many of PwC's global and mid cap clients as the engagement leader in the entertainment, media and communications, technology and healthcare sectors. Most recently she served as the operations leader and a consultant in the firm's national office in the National Auditing Services Group where she provided consultations across various industry sectors related to financial reporting and internal control, among other areas. Ms. Cassell, a CPA, received a BA from Washington University in St. Louis and an MBA from the John M. Olin School of Business at Washington University.

"Fredda brings a strong business background and diversified financial experience and expertise to K12's Board of Directors," said Nate Davis, Chairman and CEO of K12 Inc. "Most importantly she is committed to K12's mission to serve the needs of all children through high quality educational programs."

The appointment of Ms. Cassell brings the total number of directors to K12's Board to 11, nine of whom are independent.

About K12 Inc.

K12 Inc. (NYSE:LRN), a company of educators, is leading the transformation to individualized learning as the nation's foremost provider of technology-powered proprietary online solutions for students in pre-kindergarten through high school. K12 has partnered with over 2,000 schools and school districts and has delivered more than four million courses over the past decade. With the nation's largest network of K-12 online school teachers, K12 provides curricula, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and directly to families. More information can be found at K12.com.

CONTACT:  K12 Inc.
          Investor Contact:
          Mike Kraft, 571-353-7778
          VP Investor Relations
          mkraft@k12.com
          or
          Press Contact:
          Jeff Kwitowski, 703-483-7281
          SVP Corporate Communications
          jkwitowski@k12.com